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                                                                             Exhibit 12(a)

                         Entergy Arkansas, Inc.
         Computation of Ratios of Earnings to Fixed Charges and
  Ratios of Earnings to Combined Fixed Charges and Preferred Dividends



                                                               1993     1994     1995     1996      1997     1998

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Fixed charges, as defined:
  Total Interest Charges                                     $119,591 $110,814 $115,337  $106,716 $104,165  $96,685
  Interest applicable to rentals                               16,860   19,140   18,158    19,121   17,529   15,511
                                                             ------------------------------------------------------

Total fixed charges, as defined                               136,451  129,954  133,495   125,837  121,694  112,196

Preferred dividends, as defined (a)                            30,334   23,234   27,636    24,731   16,073   16,763
                                                             ------------------------------------------------------
Combined fixed charges and preferred dividends, as defined   $166,785 $153,188 $161,131  $150,568 $137,767 $128,959
                                                             ======================================================

Earnings as defined:

  Net Income                                                 $205,297 $142,263 $136,666  $157,798 $127,977 $110,951
  Add:
    Provision for income taxes:
       Total                                                   82,337   29,220   72,081    84,445   59,220   71,374
    Fixed charges as above                                    136,451  129,954  133,495   125,837  121,694  112,196
                                                             ------------------------------------------------------

Total earnings, as defined                                   $424,085 $301,437 $342,242  $368,080 $308,891 $294,521
                                                             ======================================================
Ratio of earnings to fixed charges, as defined                   3.11     2.32     2.56      2.93     2.54     2.63
                                                             ======================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                 2.54     1.97     2.12      2.44     2.24     2.28
                                                             ======================================================


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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent
    (100%) minus the income tax rate.



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